Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Community Banks, Inc. on Form S-4, of our report dated March 4, 2005 with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of PennRock Financial Services Corp. for the year ended December 31, 2004, and our report dated March 29, 2005 with respect to PennRock Financial Services Corp. management’s assessment of the effectiveness of internal control over financial reporting, which report appears in the Amended Annual Report on Form 10-K of PennRock Financial Services Corp. for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Columbus, Ohio

April 21, 2005